Exhibit 99.1

December 15, 2020

Greenwich LifeSciences Announces Option Agreement for Pre-clinical Coronavirus Vaccine Candidates

STAFFORD, Texas—(Business Wire)— Greenwich LifeSciences, Inc. (Nasdaq: GLSI) (the “Company”), a clinical-stage biopharmaceutical company focused on the development of GP2, an immunotherapy to prevent breast cancer recurrences in patients who have previously undergone surgery, today announced that it has entered into an option agreement with Westport Bio, exercisable at the sole discretion of the Company, to in-license a pre-clinical coronavirus vaccine program that is currently at the stage of pre-clinical animal testing. In exchange for the option, the Company has agreed to sponsor research in an aggregate amount of up to $250,000 plus additional license and assignment fees. Westport Bio’s coronavirus vaccine program includes up to 7 vaccine candidates which are designed to complement or improve upon the DNA/RNA based coronavirus vaccines that are in advanced Phase III clinical trials or that have recently been approved by the FDA for emergency use.

Westport Bio’s previous collaboration with an academic team led to a pre-clinically developed vaccine that showed 100% protection against a lethal challenge dose of pneumonic plague in non-human primate and rodent animal models. The collaboration has been expanded to include a coronavirus vaccine program using similar technology. The coronavirus vaccine technology makes use of multiple antigens that would complement strategies that rely solely on the spike protein as the principal antigen. The spike protein of SARS-CoV-2 plays a key role in the receptor recognition and cell membrane fusion process, but there are also other antigens that may be potential targets. In combination, these antigens may offer greater protection and longer duration of protection.

Snehal Patel, CEO of Greenwich LifeSciences, commented, “While we are focused on the upcoming GP2 Phase III breast cancer clinical trial, and are also exploring how to expand the use of GP2 in additional indications through supplemental clinical trials, we have decided to explore the addition of new immunotherapy product candidates to our pipeline at both the pre-clinical and clinical stages of development. The objective of the coronavirus vaccine program is to leverage the development team’s experience in achieving 100% protection against lethal levels of pneumonic plague infection to increase the percent protection and duration of protection of coronavirus vaccines under development. It is not clear how long one will be protected by the current Covid-19 vaccines and none that have been developed to date offer 100% protection. We are hopeful that our approach, which showed 100% protection against pneumonic plague, may lead to greater and longer lasting protection compared to existing Covid-19 vaccines under development.”

About Westport Bio

Westport Bio is a Texas LLC focused on multi-antigen vaccine technology. The founder of Westport Bio is Snehal Patel, CEO of Greenwich LifeSciences.

About Greenwich LifeSciences, Inc.

Greenwich LifeSciences is a clinical-stage biopharmaceutical company focused on the development of GP2, an immunotherapy to prevent breast cancer recurrences in patients who have previously undergone surgery. GP2 is a 9 amino acid transmembrane peptide of the HER2/neu protein. In a randomized, single-blinded, placebo-controlled, multi-center (16 sites led by MD Anderson Cancer Center) Phase IIb clinical trial, no recurrences were observed in the HER2/neu 3+ adjuvant setting after median 5 years of follow-up, if the patient received the 6 primary intradermal injections over the first 6 months (p = 0.0338). Of the 138 patients that have been treated with GP2 to date over 4 clinical trials, GP2 treatment was well tolerated and no serious adverse events were observed related to GP2 immunotherapy. Greenwich LifeSciences is planning to commence a Phase III clinical trial using a similar treatment regime as the Phase IIb clinical trial. For more information on Greenwich LifeSciences, please visit the company’s website: www.greenwichlifesciences.com

Forward-Looking Statement Disclaimer

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Greenwich LifeSciences Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Greenwich LifeSciences Inc. undertakes no duty to update such information except as required under applicable law.

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Company Contact

Snehal Patel

Investor Relations

(832) 819-3232

info@greenwichlifesciences.com

Investor & Public Relations Contact for Greenwich LifeSciences

Dave Gentry

RedChip Companies Inc.

Office: 1-800-RED CHIP (733 2447)

Cell: (407) 491-4498

dave@redchip.com

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